Exhibit 99.1

Suffolk Bancorp Reports Third Quarter 2016 Results

Third Quarter 2016 Highlights

  Net income increased by 11.2% to $5.5 million versus third quarter 2015
  Demand deposits, representing 45% of total deposits, increased by 8.2% versus third quarter 2015
  Total cost of funds was an extraordinarily low 0.19%
  Return on average assets (ROA) and return on average stockholders’ equity (ROE) improved to 0.99% and 10.21%. Core ROA and ROE were 1.07% and 11.01%.
  Tangible book value per share grew by 8.4% to $17.80 per share from $16.42 per share at September 30, 2015

RIVERHEAD, N.Y.--(BUSINESS WIRE)--October 27, 2016--Suffolk Bancorp (the “Company”) (NYSE:SCNB), parent company of Suffolk County National Bank (the “Bank”), today reported net income of $5.5 million, or $0.46 per diluted common share, for the third quarter of 2016 compared to $4.9 million, or $0.42 per diluted common share, a year ago. For the nine months ended September 30, 2016, the Company recorded net income of $16.1 million, or $1.35 per diluted common share, versus $14.1 million, or $1.19 per diluted common share for the comparable 2015 year-to-date period. Excluding merger-related charges, net non-accrual interest received and other real estate owned (“OREO”) related expenses incurred in 2016, core net income was $5.9 million and $16.5 million in the third quarter and September year-to-date periods, respectively.

The 11.2% increase in third quarter 2016 earnings versus the comparable 2015 period resulted from a $1.0 million increase in net interest income and a $700 thousand reduction in the provision for loan losses. Partially offsetting these improvements was a $105 thousand decline in non-interest income, a $799 thousand increase in total operating expenses and a higher effective tax rate (27.9% versus 27.5%) in 2016 when compared to the third quarter of 2015. Based upon consideration of many factors, including credit risk grades and economic conditions, in its evaluation of the various classes of the loan portfolio, the Company recorded in total a $350 thousand credit to the provision for loan losses in 2016.

President & CEO Howard C. Bluver stated: “I am very pleased to report an outstanding third quarter. While we continue to make significant progress toward ensuring a smooth and successful integration in connection with the pending merger with People’s United Financial, it is gratifying to see that our continuing Company-wide focus on high quality execution resulted in strong financial performance during the quarter.

“First, our deposit businesses had an excellent third quarter. While linked-quarter deposit levels reflected the end of summer seasonality that is inherent in many of our markets, particularly in the Hamptons on the east end of Long Island, year over year growth in deposit levels was strong. Total deposits at September 30, 2016 were $1.94 billion, compared to $1.80 billion at September 30, 2015, an increase of $148 million, or 8.3%. Even more impressive, 44% of this deposit growth came from increases in non-interest bearing demand deposits, which grew $66 million in the last year, from $801 million on September 30, 2015 to $867 million on September 30, 2016, an 8.2% increase. On September 30, 2016, 45% of our total deposits were demand deposits, resulting in an extraordinarily low cost of funds of 19 basis points during the third quarter and an attractive net interest margin of 3.72% for the quarter.

“Our attractive funding profile continues to prove that the core deposit franchise we have built over 126 years is unique in our marketplace and gives us a significant competitive advantage. At the end of the third quarter, core deposits, consisting of demand, N.O.W., savings and money market accounts, represented 89% of total deposits. The ability to establish new customer relationships, provide superior customer service and focus on low funding costs is a top priority for both our retail and lending teams, and is something we have benefitted from throughout all interest rate cycles over many decades. Our community-oriented culture and devotion to the highest levels of customer service align perfectly with People’s United. Protecting and enhancing this culture, and the low funding costs that come with it, will be the highest priority after the closing of the merger.

“Second, results in our lending businesses were strong on a year over year basis. Total loans at September 30, 2016 were $1.71 billion, compared to $1.56 billion at September 30, 2015, an increase of $151 million, or 9.7%. While total loans did decrease $19.1 million on a linked quarter basis as a result of our previously announced decision to temporarily pull back from the commercial real estate lending markets, I am pleased to report that, following implementation of enhanced risk management processes, we have reentered certain commercial real estate markets and are building a strong and diversified loan pipeline for the future.

“Third, credit quality continues to be strong in all categories. Total non-accrual loans at September 30, 2016 were $6.3 million, or 0.37% of total loans, compared to $6.9 million, or 0.40% of total loans, at June 30, 2016. All other key credit metrics remain solid and reflect our steadfast commitment to a strong and highly disciplined credit culture. Early delinquencies (30-89 days past due), which we manage aggressively as a harbinger of future credit issues, remain extremely low at $2.0 million, or 0.12% of total loans, at September 30, 2016. Given the continuous improvement we have seen in our credit profile, we believe we are well reserved. Our allowance for loan losses at September 30, 2016 was $20.5 million, or 1.20% of total loans and 324% of total non-accrual loans.

“Finally, we continue to be vigilant in controlling operating expenses and maintaining an attractive efficiency ratio. Total operating expenses in the third quarter were $13.5 million, resulting in an efficiency ratio of 63.7%. However, excluding $644 thousand in non-recurring merger related charges during the quarter, operating expenses were $12.8 million, or 3.7% lower than the $13.3 million in operating expenses incurred in the second quarter of this year and only 1.2% above the comparable 2015 quarter. This allowed us to achieve an attractive core operating efficiency ratio during the third quarter of 60.8%, compared to 61.8% in the comparable quarter a year ago. We also generated attractive returns for shareholders in the third quarter. Including non-recurring merger related charges, ROA and ROE during the third quarter were 0.99% and 10.21%, respectively. However, excluding the merger charges, net non-accrual interest received and OREO related expenses, core ROA and ROE during the quarter were 1.07% and 11.01%, respectively. Our proven ability to increase operating leverage by balancing the need for investment to generate revenue with expense saves in other areas will be a major priority after we close the merger with People’s United.”

Performance and Other Highlights

  Asset Quality – Total non-accrual loans were $6.3 million or 0.37% of loans outstanding at September 30, 2016 versus $5.5 million or 0.33% of loans outstanding at December 31, 2015 and $7.5 million or 0.48% of total loans outstanding at September 30, 2015. Total accruing loans delinquent 30 days or more were $2.0 million or 0.12% of loans outstanding at September 30, 2016 compared to $1.0 million or 0.06% of loans outstanding at December 31 and September 30, 2015. The Company recorded net loan charge-offs of $150 thousand in the third quarter of 2016 versus net loan recoveries of $35 thousand in the second quarter of 2016 and net loan charge-offs of $86 thousand in the third quarter of 2015. The allowance for loan losses totaled $20.5 million at September 30, 2016 versus $20.7 million at December 31, 2015 and $20.3 million at September 30, 2015, representing 1.20%, 1.24% and 1.30% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 324%, 374% and 271% at September 30, 2016, December 31, 2015 and September 30, 2015, respectively. The Company held OREO amounting to $650 thousand at September 30, 2016. The Company held no OREO at December 31 and September 30, 2015.
  Capital Strength – The Company’s capital ratios continue to exceed all regulatory requirements, including the individual minimum capital requirements that the OCC established for the Bank. The Company’s tier 1 leverage ratio was 10.04% at September 30, 2016 versus 9.77% at December 31, 2015 and 9.95% at September 30, 2015. The Company’s tier 1 risk-based capital ratio was 12.73% at September 30, 2016 versus 11.68% at December 31, 2015 and 11.98% at September 30, 2015. The Company’s total risk-based capital ratio was 13.93% at September 30, 2016 as compared to 12.89% at December 31, 2015 and 13.21% at September 30, 2015. The Company’s total stockholders’ equity to total assets ratio and the Company’s tangible common equity to tangible assets ratio (“TCE ratio”) were 9.77% and 9.66%, respectively, at September 30, 2016 versus 9.10% and 8.98%, respectively, at December 31, 2015 and 9.51% and 9.38%, respectively, at September 30, 2015. The ratio of total stockholders’ equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP TCE ratio presented herein.
  Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.72 billion at September 30, 2016 versus $1.56 billion at both December 31, 2015 and September 30, 2015. Core deposits represented 89%, 87% and 87% of total deposits at September 30, 2016, December 31, 2015 and September 30, 2015, respectively. Demand deposits were $867 million at September 30, 2016, reflecting increases of 10.1% and 8.2% from $788 million and $801 million at December 31, 2015 and September 30, 2015, respectively. Demand deposits represented 45%, 44% and 45% of total deposits at September 30, 2016, December 31, 2015 and September 30, 2015, respectively.
  Loans – Loans outstanding at September 30, 2016 increased by $151 million, or 9.7%, to $1.71 billion when compared to September 30, 2015 and increased by $44 million, or 2.7%, when compared to December 31, 2015.
  Net Interest Margin – Net interest margin was 3.72% in the third quarter of 2016 versus 3.87% in the second quarter of 2016 and 3.89% in the third quarter of 2015. Adjusting for the impact of net non-accrual interest received in each period, the Company’s core net interest margin was 3.71% in the third quarter of 2016 as compared to 3.86% in the second quarter of 2016 and 3.85% in the third quarter of 2015. The average cost of funds was 0.19% in the third quarter of 2016 versus 0.20% in the second quarter of 2016 and 0.18% in the third quarter of 2015.
  Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.99% and 10.21%, respectively, in the third quarter of 2016 versus 1.05% and 11.23%, respectively, in the second quarter of 2016, and 0.97% and 10.15%, respectively, in the third quarter of 2015.

Earnings Summary for the Quarter Ended September 30, 2016

The Company recorded net income of $5.5 million during the third quarter of 2016 versus $4.9 million in the comparable quarter a year ago. The 11.2% improvement in third quarter 2016 net income resulted from a $1.0 million increase in net interest income and a $700 thousand reduction in the provision for loan losses. The Company recorded a $350 thousand credit to the provision for loan losses in the third quarter of 2016. Partially offsetting these positive factors was a $105 thousand decline in non-interest income, a $799 thousand increase in total operating expenses and an increase in the effective tax rate to 27.9% in 2016 from 27.5% a year ago.

The $1.0 million or 5.8% improvement in third quarter 2016 net interest income resulted from a $185 million (10.0%) increase in average total interest-earning assets. Partially offsetting the earning asset growth was a 17 basis point decline in the Company’s net interest margin to 3.72% in 2016 from 3.89% in 2015. The Company’s third quarter 2016 average total interest-earning asset yield was 3.90% versus 4.06% in the comparable 2015 quarterly period. The decrease in the interest-earning asset yield in 2016 resulted from a four basis point decline in the average loan yield to 4.14% in 2016 along with a shift in the average asset mix to a greater percentage of Fed funds sold, securities purchased under agreements to resell and interest-bearing deposits due from banks (short-term investments) in 2016. Average loans increased by $196 million (13.0%) versus third quarter 2015. The average securities portfolio decreased by $102 million to $229 million in the third quarter of 2016 versus the comparable 2015 period. The average yield on the investment portfolio was 3.54% in 2016 versus 3.62% a year ago. At September 30, 2016, mortgage-backed securities, at 45%, made up the largest component of the Company’s investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $4.2 million and the entire securities portfolio had an estimated weighted average life of 3.3 years at September 30, 2016. Average short-term investments grew by $92 million in 2016 at an average yield of 0.51%.

The Company’s average cost of total interest-bearing liabilities increased by two basis points to 0.34% in the third quarter of 2016 versus 0.32% in the comparable 2015 quarter. The Company’s total cost of funds, among the lowest in the industry, was 0.19% in the third quarter of 2016 versus 0.18% a year ago. Average core deposits increased $209 million (13.8%) to $1.7 billion during the third quarter of 2016 versus the third quarter of 2015, with average demand deposits representing 44% of third quarter 2016 average total deposits. Total deposits increased by $148 million or 8.3% to $1.9 billion at September 30, 2016 versus the comparable 2015 date. Core deposit balances, which represented 89% of total deposits at September 30, 2016, grew by $165 million or 10.6% during the same period. Average borrowings decreased by $28 million (64.9%) during the third quarter of 2016 compared to 2015. Total borrowings at September 30, 2016 were $15 million versus $50 million at the comparable 2015 date.

Non-interest income decreased by $105 thousand in the third quarter of 2016 versus the comparable 2015 period. This reduction was principally due to a decrease in net gain on the sales of portfolio loans (down $370 thousand) in the third quarter of 2016 coupled with a decline in service charges on deposits (down $226 thousand). Partially offsetting these variances was an increase in the net gain on the sale of securities available for sale (up $390 thousand).

Total operating expenses increased by $799 thousand or 6.3% in the third quarter of 2016 versus 2015 principally the result of $644 thousand of merger-related expenses incurred in 2016. Excluding these merger-related costs, operating expenses increased by $155 thousand or 1.2% when compared to the third quarter of 2015. Growth in employee compensation and benefits of $538 thousand, FDIC assessment expense of $77 thousand and equipment expense of $84 thousand were the primary reasons for the increase in operating expenses in 2016. Partially offsetting these increases were reductions in 2016 data processing costs and consulting and professional services expenses of $350 thousand and $133 thousand, respectively, versus the comparable 2015 period. The increase in employee compensation and benefits expense in 2016 resulted principally from a higher deferred expense credit in 2015 due to last year’s increased third quarter loan production. The improvement in data processing costs resulted from lower core systems expenses in 2016 resulting from the recent conversion to Fiserv. The Company’s operating efficiency ratio was 63.7% in the third quarter of 2016 versus 61.2% a year ago. Excluding merger-related expenses, net non-accrual interest received and OREO related expenses, the Company’s core operating efficiency ratio improved to 60.8% in 2016 from 61.8% in 2015.

The Company recorded a $350 thousand credit to the provision for loan losses in the third quarter of 2016 versus a $350 thousand provision taken in 2015.

The Company recorded income tax expense of $2.1 million in the third quarter of 2016 resulting in an effective tax rate of 27.9% versus an income tax expense of $1.9 million and an effective tax rate of 27.5% in the comparable period a year ago.

Earnings Summary for the Nine Months Ended September 30, 2016

The Company recorded net income of $16.1 million during the first nine months of 2016 versus $14.1 million in the comparable 2015 period. The improvement in 2016 net income resulted principally from a $4.0 million increase in net interest income in the September year-to-date 2016 period, partially offset by a $113 thousand reduction in non-interest income, a $988 thousand increase in total operating expenses and an increase in the Company’s effective tax rate in 2016. Excluding merger-related expenses incurred in 2016, total operating expenses increased by $344 thousand or 0.9% versus 2015.

The $4.0 million or 7.8% improvement in September year-to-date 2016 net interest income resulted from a $234 million increase in average total interest-earning assets, offset in part by a 22 basis point contraction of the Company’s net interest margin to 3.80% in 2016 from 4.02% in 2015. The Company’s September year-to-date 2016 average total interest-earning asset yield was 4.00% versus 4.19% in the comparable 2015 year-to-date period. A lower average yield on the Company’s loan portfolio in the first nine months of 2016 versus the comparable 2015 period, down 18 basis points to 4.17%, was the primary driver of the reduction in the interest-earning asset yield. Excluding the impact of net non-accrual interest received in each year-to-date period, the Company’s core net interest margin was 3.76% in 2016 versus 3.93% in 2015. The Company’s average loan portfolio increased by $276 million (19.2%) versus September year-to-date 2015 while the average securities portfolio decreased by $79 million (22.8%) to $267 million in the same period. The average yield on the investment portfolio was 3.59% in 2016 versus 3.74% a year ago.

The Company’s average cost of total interest-bearing liabilities increased by five basis points to 0.35% in the first nine months of 2016 versus 0.30% in the comparable 2015 period. The Company’s total cost of funds increased by four basis points to 0.21% in the first nine months of 2016 versus 2015. Average core deposits increased by $236 million (16.5%) to $1.7 billion during the first nine months of 2016 versus the comparable 2015 period, with average demand deposits representing 43% of year-to-date 2016 average total deposits. Average total deposits increased by $232 million or 14.0% to $1.9 billion during the first nine months of 2016 versus 2015. Average core deposit balances represented 88% of average total deposits during the same period.

The Company recorded a $100 thousand credit to the provision for loan losses during the first nine months of 2016 versus a provision of $600 thousand a year ago.

Total operating expenses increased by $988 thousand (2.5%) in the first nine months of 2016 versus 2015 principally due to $644 thousand in merger-related expenses coupled with growth in other operating expenses (up $598 thousand) and employee compensation and benefits (up $564 thousand), offset in part by a $1.0 million reduction in data processing costs. The Company’s operating efficiency ratio improved to 61.6% in the first nine months of 2016 from 63.5% a year ago. Excluding merger-related costs, net non-accrual interest received and OREO related expenses, the Company’s core operating efficiency ratio improved to 60.7% in 2016 versus 64.8% a year ago.

The Company recorded income tax expense of $6.3 million in the September year-to-date 2016 period resulting in an effective tax rate of 28.0% versus income tax expense of $4.7 million and an effective tax rate of 25.0% in the comparable period a year ago.

Asset Quality

Non-accrual loans totaled $6.3 million or 0.37% of loans outstanding at September 30, 2016 versus $5.5 million or 0.33% of loans outstanding at December 31, 2015 and $7.5 million or 0.48% of total loans outstanding at September 30, 2015. The allowance for loan losses as a percentage of total non-accrual loans amounted to 324%, 374% and 271% at September 30, 2016, December 31, 2015 and September 30, 2015, respectively. Total accruing loans delinquent 30 days or more amounted to $2.0 million or 0.12% of loans outstanding at September 30, 2016 compared to $1.0 million or 0.06% of loans outstanding at December 31 and September 30, 2015.

Total criticized and classified loans were $33 million at September 30, 2016 versus $21 million at December 31, 2015 and $29 million at September 30, 2015. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $15 million at September 30, 2016 as compared to $12 million at December 31, 2015 and $15 million at September 30, 2015. The allowance for loan losses as a percentage of total classified loans was 135%, 170% and 133%, respectively, at the same dates.

At September 30, 2016, the Company had $12 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans, residential mortgages and home equity loans totaling $3 million, $3 million, $5 million and $1 million, respectively. The Company had TDRs amounting to $12 million and $13 million at December 31, 2015 and September 30, 2015, respectively.

At September 30, 2016, the Company’s allowance for loan losses amounted to $20.5 million or 1.20% of period-end total loans outstanding. The allowance as a percentage of loans outstanding was 1.24% at December 31, 2015 and 1.30% at September 30, 2015. The Company recorded net loan charge-offs of $150 thousand in the third quarter of 2016 versus net loan recoveries of $35 thousand in the second quarter of 2016 and net loan charge-offs of $86 thousand in the third quarter of 2015. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 0.03% for the third quarter of 2016, (0.01%) for the second quarter of 2016 and 0.02% for the third quarter of 2015.

The Company held OREO amounting to $650 thousand at September 30, 2016. The Company held no OREO at December 31 and September 30, 2015.

Capital

Total stockholders’ equity was $215 million at September 30, 2016 compared to $197 million at December 31 and September 30, 2015. The increase in stockholders’ equity versus September 30, 2015 was due principally to net income recorded during the last twelve months, net of dividends paid. The Company’s return on average common stockholders’ equity was 10.21% and 10.45% for the three and nine months ended September 30, 2016 versus 10.15% and 9.95%, respectively, for the comparable 2015 periods. Excluding merger-related expenses, net non-accrual interest received and OREO related expenses, the Company’s 2016 core return on average common stockholders’ equity was 11.01% and 10.71%, respectively, for the three and nine-month periods ended September 30, 2016.

The Bank’s tier 1 leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios were 9.94%, 12.61%, 12.61% and 13.81%, respectively, at September 30, 2016. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios also exceeded all regulatory requirements, including the individual minimum capital requirements that the OCC established for the Bank, at September 30, 2016. The Company’s total stockholders’ equity to total assets ratio and the Company’s TCE ratio were 9.77% and 9.66%, respectively, at September 30, 2016 versus 9.10% and 8.98%, respectively, at December 31, 2015 and 9.51% and 9.38%, respectively, at September 30, 2015. The ratio of total stockholders’ equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP TCE ratio presented herein.

Corporate Information

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures of the Company’s TCE ratio, tangible common equity, tangible assets, core net income, core fully taxable equivalent (“FTE”) net interest income, core FTE net interest margin, core operating expenses, core non-interest income, core FTE non-interest income, core returns on average assets and stockholders’ equity and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core net income, core FTE net interest income and core FTE net interest margin for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity, tangible assets, core operating expenses, core non-interest income, core FTE non-interest income, core returns on average assets and stockholders’ equity and core operating efficiency ratio are provided elsewhere herein.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2016	2015	2016	2015
CORE NET INCOME:
Net income, as reported	$5,475	$4,923	$16,098	$14,050

Adjustments:
Net non-accrual interest adjustment	(58)	(199)	(184)	(1,173)
Merger costs	644	-	644	-
OREO-related expenses	9	-	105	-
Total adjustments, before income taxes	595	(199)	565	(1,173)
Adjustment for reported effective income tax rate	166	(55)	158	(293)
Total adjustments, after income taxes	429	(144)	407	(880)

Core net income	$5,904	$4,779	$16,505	$13,170

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands)	2016		2015		2016		2015
CORE NET INTEREST INCOME/MARGIN:
Net interest income/margin (FTE)	$19,109	3.72%	$18,220	3.89%	$58,117	3.80%	$54,475	4.02%

Net non-accrual interest adjustment	(58)	(0.01%)	(199)	(0.04%)	(184)	(0.04%)	(1,173)	(0.09%)

Core net interest income/margin (FTE)	$19,051	3.71%	$18,021	3.85%	$57,933	3.76%	$53,302	3.93%

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

Certain statements contained in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the proposed merger with People’s United Financial, Inc. (“People’s United”), the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company’s control and that could cause future results to vary materially from the Company’s historical performance or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: the ability to obtain regulatory approvals and meet other closing conditions to the merger with People’s United, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the Company’s business or fully realizing cost savings and other benefits of the merger; business disruption following the merger; increased capital requirements mandated by the Company’s regulators, including the individual minimum capital requirements that the OCC established for the Bank; the Bank’s temporary limitation on the growth of its commercial real estate (“CRE”) portfolio and the potentially adverse impact thereof on the Company’s overall business, financial condition and results of operation due to the importance of the Bank’s CRE business to the Company’s overall business, financial condition and results of operation; any failure by the Bank to comply with the individual minimum capital ratios (including as a result of increases to the Bank’s allowance for loan losses), which may result in regulatory enforcement actions; the duration of the Bank’s limitation on the growth of its CRE portfolio, and the potentially adverse impact thereof on the Company’s overall business, financial condition and results of operation; the cost of compliance and significant amount of time required of management to comply with regulatory requirements; results of changes in law, regulations or regulatory practices; the Company’s ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; the Company’s ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	September 30, 2016	December 31, 2015	September 30, 2015
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$40,086	$75,272	$79,049
Interest-bearing deposits due from banks	141,843	22,814	18,751
Total cash and cash equivalents	181,929	98,086	97,800
Federal Reserve and Federal Home Loan Bank stock and other investments	4,528	10,756	5,581
Investment securities:
Available for sale, at fair value	194,273	247,099	261,232
Held to maturity (fair value $19,633, $63,272 and $69,402, respectively)	18,896	61,309	66,427
Total investment securities	213,169	308,408	327,659
Loans	1,710,786	1,666,447	1,559,520
Allowance for loan losses	20,465	20,685	20,315
Net loans	1,690,321	1,645,762	1,539,205
Loans held for sale	1,504	1,666	745
Premises and equipment, net	25,289	23,240	23,144
Bank-owned life insurance	53,418	52,383	46,027
Deferred tax assets, net	12,445	15,845	14,422
Accrued interest and loan fees receivable	5,840	5,859	6,349
Goodwill and other intangibles	2,761	2,864	2,915
Other real estate owned ("OREO")	650	-	-
Other assets	4,621	3,723	2,997
TOTAL ASSETS	$2,196,475	$2,168,592	$2,066,844

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$867,178	$787,944	$801,212
Savings, N.O.W. and money market deposits	857,790	768,036	759,080
Subtotal core deposits	1,724,968	1,555,980	1,560,292
Time deposits	219,232	224,643	235,539
Total deposits	1,944,200	1,780,623	1,795,831
Borrowings	15,000	165,000	50,000
Unfunded pension liability	6,416	6,428	5,969
Capital leases	4,298	4,395	4,426
Other liabilities	11,863	14,888	14,078
TOTAL LIABILITIES	1,981,777	1,971,334	1,870,304
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 14,073,159, 13,966,292 and 13,956,250, respectively;
outstanding 11,907,421, 11,800,554, and 11,790,512, respectively)	35,183	34,916	34,890
Surplus	48,520	46,239	45,656
Retained earnings	142,632	130,093	127,636
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(6,223)	(8,576)	(6,228)
TOTAL STOCKHOLDERS' EQUITY	214,698	197,258	196,540
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,196,475	$2,168,592	$2,066,844

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
INTEREST INCOME
Loans and loan fees	$17,545	$15,798	$52,808	$46,362
U.S. Government agency obligations	47	530	662	1,602
Obligations of states and political subdivisions	791	1,114	2,709	3,725
Collateralized mortgage obligations	91	149	270	507
Mortgage-backed securities	464	441	1,401	1,329
Corporate bonds	161	96	469	179
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	133	7	191	50
Dividends	92	71	275	221
Total interest income	19,324	18,206	58,785	53,975
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	539	338	1,562	906
Time deposits	331	396	1,015	1,043
Borrowings	66	94	474	310
Total interest expense	936	828	3,051	2,259
Net interest income	18,388	17,378	55,734	51,716
(Credit) provision for loan losses	(350)	350	(100)	600
Net interest income after (credit) provision for loan losses	18,738	17,028	55,834	51,116
NON-INTEREST INCOME
Service charges on deposit accounts	523	749	1,913	2,319
Other service charges, commissions and fees	793	759	2,088	2,032
Net gain on sale of securities available for sale	523	133	547	319
Net gain on sale of portfolio loans	-	370	457	568
Net gain on sale of mortgage loans originated for sale	100	85	247	290
Income from bank-owned life insurance	344	306	1,035	918
Other operating income	39	25	168	122
Total non-interest income	2,322	2,427	6,455	6,568
OPERATING EXPENSES
Employee compensation and benefits	8,518	7,980	25,666	25,102
Occupancy expense	1,337	1,401	4,125	4,236
Equipment expense	494	410	1,341	1,199
Consulting and professional services	476	609	1,578	1,491
FDIC assessment	303	226	887	802
Data processing	156	506	569	1,590
Merger costs	644	-	644	-
Other operating expenses	1,539	1,536	5,128	4,530
Total operating expenses	13,467	12,668	39,938	38,950
Income before income tax expense	7,593	6,787	22,351	18,734
Income tax expense	2,118	1,864	6,253	4,684
NET INCOME	$5,475	$4,923	$16,098	$14,050

EARNINGS PER COMMON SHARE - BASIC	$0.46	$0.42	$1.36	$1.20
EARNINGS PER COMMON SHARE - DILUTED	$0.46	$0.42	$1.35	$1.19
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.30	$0.22

CONSOLIDATED STATEMENTS OF INCOME
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
INTEREST INCOME
Loans and loan fees	$17,545	$18,041	$17,222	$16,552	$15,798
U.S. Government agency obligations	47	197	418	477	530
Obligations of states and political subdivisions	791	924	994	1,049	1,114
Collateralized mortgage obligations	91	100	79	86	149
Mortgage-backed securities	464	473	464	438	441
Corporate bonds	161	162	146	132	96
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	133	29	29	12	7
Dividends	92	108	75	59	71
Total interest income	19,324	20,034	19,427	18,805	18,206
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	539	510	513	477	338
Time deposits	331	336	348	379	396
Borrowings	66	166	242	132	94
Total interest expense	936	1,012	1,103	988	828
Net interest income	18,388	19,022	18,324	17,817	17,378
(Credit) provision for loan losses	(350)	-	250	-	350
Net interest income after (credit) provision for loan losses	18,738	19,022	18,074	17,817	17,028
NON-INTEREST INCOME
Service charges on deposit accounts	523	614	776	723	749
Other service charges, commissions and fees	793	684	611	686	759
Net gain on sale of securities available for sale	523	18	6	-	133
Net gain on sale of portfolio loans	-	457	-	-	370
Net gain on sale of mortgage loans originated for sale	100	73	74	66	85
Income from bank-owned life insurance	344	345	346	356	306
Other operating income	39	50	79	195	25
Total non-interest income	2,322	2,241	1,892	2,026	2,427
OPERATING EXPENSES
Employee compensation and benefits	8,518	8,482	8,666	8,344	7,980
Occupancy expense	1,337	1,346	1,442	1,439	1,401
Equipment expense	494	461	386	437	410
Consulting and professional services	476	619	483	668	609
FDIC assessment	303	291	293	280	226
Data processing	156	234	179	533	506
Merger costs	644	-	-	-	-
Nonrecurring project costs	-	-	-	1,443	-
Other operating expenses	1,539	1,886	1,703	1,860	1,536
Total operating expenses	13,467	13,319	13,152	15,004	12,668
Income before income tax expense	7,593	7,944	6,814	4,839	6,787
Income tax expense	2,118	2,159	1,976	1,202	1,864
NET INCOME	$5,475	$5,785	$4,838	$3,637	$4,923
EARNINGS PER COMMON SHARE - BASIC	$0.46	$0.49	$0.41	$0.31	$0.42
EARNINGS PER COMMON SHARE - DILUTED	$0.46	$0.48	$0.41	$0.31	$0.42
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.10	$0.10	$0.10

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
AVERAGE BALANCES:
Total assets	$2,195,832	$2,013,119	$2,201,621	$1,952,270
Loans and performing loans held for sale	1,708,162	1,511,936	1,713,853	1,437,639
Investment securities	228,945	330,891	267,207	345,958
Interest-earning assets	2,045,305	1,860,118	2,043,606	1,809,579
Demand deposits	851,099	779,215	815,346	723,650
Core deposits (1)	1,721,540	1,512,580	1,667,741	1,431,436
Total deposits	1,945,334	1,754,007	1,893,856	1,661,647
Borrowings	15,000	42,783	78,203	78,464
Stockholders' equity	213,246	192,493	205,787	188,708
FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.99%	0.97%	0.98%	0.96%
Core return on average assets (2)	1.07%	0.94%	1.00%	0.90%
Return on average stockholders' equity	10.21%	10.15%	10.45%	9.95%
Core return on average stockholders' equity (3)	11.01%	9.85%	10.71%	9.33%
Average loans/average deposits	87.81%	86.20%	90.50%	86.52%
Average core deposits/average deposits	88.50%	86.24%	88.06%	86.15%
Average demand deposits/average deposits	43.75%	44.42%	43.05%	43.55%
Net interest margin (FTE)	3.72%	3.89%	3.80%	4.02%
Operating efficiency ratio (4)	63.68%	61.16%	61.56%	63.51%
Core operating efficiency ratio (5)	60.80%	61.75%	60.74%	64.75%
(1) Demand, savings, N.O.W. and money market deposits.

(2) Core return on average assets, the ratio of core net income to average total assets, is a non-GAAP measure and should not be considered as a substitute for or superior to financial measures determined in accordance with U.S. GAAP.

(3) Core return on average stockholders' equity, the ratio of core net income to average total stockholders' equity, is a non-GAAP measure and should not be considered as a substitute for or superior to financial measures determined in accordance with U.S. GAAP.

(4) The operating efficiency ratio is calculated by dividing operating expenses less OREO-related expenses by the sum of fully taxable equivalent
("FTE") net interest income and non-interest income, excluding net gains and losses on sales of available for sale securities.

(5) The core operating efficiency ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate core operating efficiency. Since there is no authoritative requirement to calculate this ratio, our ratio is not necessarily comparable to similar efficiency measures disclosed or used by other companies in the financial services industry. The core operating efficiency ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. The reconciliation of core operating expenses to U.S. GAAP total operating expenses and core non-interest income to
U.S. GAAP total non-interest income and the calculation of the core operating efficiency ratio are set forth below:

Core operating expenses:
Total operating expenses	$13,467	$12,668	$39,938	$38,950
Adjust for merger costs	(644)	-	(644)	-
Adjust for OREO-related expenses	(9)	-	(105)	-
Core operating expenses	12,814	12,668	39,189	38,950
Core non-interest income:
Total non-interest income	2,322	2,427	6,455	6,568
Adjustments	-	-	-	-
Core non-interest income	2,322	2,427	6,455	6,568
Adjust for tax-equivalent basis	225	200	676	600
Core FTE non-interest income	2,547	2,627	7,131	7,168
Core operating efficiency ratio:
Core operating expenses	12,814	12,668	39,189	38,950
Core FTE net interest income	19,051	18,021	57,933	53,302
Core FTE non-interest income	2,547	2,627	7,131	7,168
Adjust for net gain on sale of securities available for sale	(523)	(133)	(547)	(319)
Core total FTE revenue	21,075	20,515	64,517	60,151
Core operating expenses/core total FTE revenue	60.80%	61.75%	60.74%	64.75%

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2016	2015	2016	2015

Weighted average common shares outstanding		11,788,825	11,674,697	11,752,237	11,636,155
Weighted average unvested restricted shares		113,041	111,034	116,753	106,921
Weighted average shares for basic earnings per share		11,901,866	11,785,731	11,868,990	11,743,076
Additional diluted shares:
Stock options		98,485	77,568	81,605	74,823
Weighted average shares for diluted earnings per share		12,000,351	11,863,299	11,950,595	11,817,899

CAPITAL RATIOS:
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Suffolk Bancorp:
Tier 1 leverage ratio	10.04%	9.66%	9.52%	9.77%	9.95%
Common equity tier 1 risk-based capital ratio	12.73%	12.04%	11.48%	11.68%	11.98%
Tier 1 risk-based capital ratio	12.73%	12.04%	11.48%	11.68%	11.98%
Total risk-based capital ratio	13.93%	13.24%	12.65%	12.89%	13.21%
Tangible common equity ratio (1)	9.66%	9.46%	8.91%	8.98%	9.38%
Total stockholders' equity/total assets (2)	9.77%	9.58%	9.03%	9.10%	9.51%

Suffolk County National Bank:
Tier 1 leverage ratio	9.94%	9.55%	9.30%	9.58%	9.78%
Common equity tier 1 risk-based capital ratio	12.61%	11.90%	11.21%	11.45%	11.77%
Tier 1 risk-based capital ratio	12.61%	11.90%	11.21%	11.45%	11.77%
Total risk-based capital ratio	13.81%	13.10%	12.38%	12.66%	13.01%
Tangible common equity ratio (1)	9.57%	9.35%	8.70%	8.79%	9.22%
Total stockholders' equity/total assets (2)	9.68%	9.46%	8.81%	8.91%	9.34%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited TCE ratios at September 30, 2016, reconciliations of tangible common equity to U.S. GAAP total common stockholders’ equity and tangible assets to U.S. GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$214,698		Total assets	$2,196,475	9.77%
Less: intangible assets	(2,761)		Less: intangible assets	(2,761)
Tangible common equity	$211,937		Tangible assets	$2,193,714	9.66%

Suffolk County National Bank:
Total stockholders' equity	$212,560		Total assets	$2,196,079	9.68%
Less: intangible assets	(2,761)		Less: intangible assets	(2,761)
Tangible common equity	$209,799		Tangible assets	$2,193,318	9.57%

(2) The ratio of total stockholders' equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP tangible common equity ratio presented herein.

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015

LOAN DISTRIBUTION (1):
Commercial and industrial	$210,510	$215,960	$195,321	$189,769	$181,116
Commercial real estate	728,562	734,586	718,934	696,787	648,132
Multifamily	418,108	426,367	480,678	426,549	392,921
Mixed use commercial	82,527	84,070	83,421	78,787	64,381
Real estate construction	43,190	40,452	37,373	37,233	32,896
Residential mortgages	180,831	178,504	181,649	186,313	186,545
Home equity	42,407	44,655	45,447	44,951	46,990
Consumer	4,651	5,280	5,249	6,058	6,539
Total loans	$1,710,786	$1,729,874	$1,748,072	$1,666,447	$1,559,520
Sequential quarter growth rate	(1.10%)	(1.04%)	4.90%	6.86%	5.61%
Period-end loans/deposits ratio	87.99%	88.76%	93.46%	93.59%	86.84%

FUNDING DISTRIBUTION:
Demand	$867,178	$863,048	$790,678	$787,944	$801,212
N.O.W.	127,128	134,562	143,862	130,968	123,553
Savings	362,269	350,565	337,657	326,469	326,711
Money market	368,393	374,926	368,331	310,599	308,816
Total core deposits	1,724,968	1,723,101	1,640,528	1,555,980	1,560,292
Time	219,232	225,918	229,841	224,643	235,539
Total deposits	1,944,200	1,949,019	1,870,369	1,780,623	1,795,831
Borrowings	15,000	15,000	160,000	165,000	50,000
Total funding sources	$1,959,200	$1,964,019	$2,030,369	$1,945,623	$1,845,831
Sequential quarter growth rate - total deposits	(0.25%)	4.21%	5.04%	(0.85%)	4.51%
Period-end core deposits/total deposits ratio	88.72%	88.41%	87.71%	87.38%	86.88%
Period-end demand deposits/total deposits ratio	44.60%	44.28%	42.27%	44.25%	44.62%
Cost of funds for the quarter	0.19%	0.20%	0.23%	0.21%	0.18%

EQUITY:
Common shares outstanding	11,907,421	11,892,254	11,853,564	11,800,554	11,790,512
Stockholders' equity	$214,698	$210,307	$203,717	$197,258	$196,540
Book value per common share	18.03	17.68	17.19	16.72	16.67
Tangible common equity	211,937	207,551	200,883	194,394	193,625
Tangible book value per common share	17.80	17.45	16.95	16.47	16.42

(1) Excluding loans held for sale.

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$3,602	$4,118	$4,128	$1,954	$3,662
Commercial real estate	2,167	2,174	1,959	1,733	1,746
Residential mortgages	361	421	724	1,358	1,424
Home equity	185	185	186	406	548
Consumer	-	-	1	77	121
Total non-accrual loans	6,315	6,898	6,998	5,528	7,501
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	6,315	6,898	6,998	5,528	7,501
Non-accrual loans held for sale	-	-	-	-	-
OREO	650	650	650	-	-
Total non-performing assets	$6,965	$7,548	$7,648	$5,528	$7,501
Additions to non-accrual loans during the quarter	$-	$259	$2,519	$50	$3,118
Total non-accrual loans/total loans (2)	0.37%	0.40%	0.40%	0.33%	0.48%
Total non-performing loans/total loans (2)	0.37%	0.40%	0.40%	0.33%	0.48%
Total non-performing assets/total assets	0.32%	0.34%	0.34%	0.25%	0.36%

Troubled debt restructurings ("TDRs") (2):
Total TDRs	$12,176	$10,156	$11,343	$11,563	$12,560
Performing TDRs	7,971	8,125	9,267	9,239	10,172

Criticized and classified loans (2):
Special mention	$17,754	$14,862	$6,637	$9,197	$14,080
Substandard/doubtful	15,126	10,296	11,218	12,190	15,238
Total criticized and classified loans	$32,880	$25,158	$17,855	$21,387	$29,318

Activity in the allowance for loan losses:
Balance at beginning of period	$20,965	$20,930	$20,685	$20,315	$20,051
Less: charge-offs	217	9	66	3	253
Recoveries	67	44	61	373	167
(Credit) provision for loan losses	(350)	-	250	-	350
Balance at end of period	$20,465	$20,965	$20,930	$20,685	$20,315
Allowance for loan losses/non-accrual loans (1) (2)	324%	304%	299%	374%	271%
Allowance for loan losses/non-performing loans (1) (2)	324%	304%	299%	374%	271%
Allowance for loan losses/total loans (1) (2)	1.20%	1.21%	1.20%	1.24%	1.30%

Net charge-offs (recoveries):
Commercial and industrial	$168	$(28)	$(45)	$(350)	$114
Commercial real estate	(14)	(8)	(10)	(11)	(10)
Residential mortgages	-	(3)	(2)	(1)	(4)
Home equity	(4)	(3)	6	(5)	(10)
Consumer	-	7	56	(3)	(4)
Total net charge-offs (recoveries)	$150	$(35)	$5	$(370)	$86
Net charge-offs (recoveries) (annualized)/average loans	0.03%	(0.01%)	0.00%	(0.09%)	0.02%

Delinquencies and non-accrual loans
as a % of total loans (1):
Loans 30 - 59 days past due	0.12%	0.04%	0.05%	0.05%	0.05%
Loans 60 - 89 days past due	0.00%	0.04%	0.02%	0.01%	0.01%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.12%	0.08%	0.07%	0.06%	0.06%
Non-accrual loans	0.37%	0.40%	0.40%	0.33%	0.48%
Total delinquent and non-accrual loans	0.49%	0.48%	0.47%	0.39%	0.54%

(1) At period end.
(2) Excluding loans held for sale.

NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2016 and 2015
(unaudited, dollars in thousands)

	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$228,945	$2,037	3.54%	$330,891	$3,022	3.62%
Federal Reserve and Federal Home Loan Bank stock
and other investments	4,484	92	8.16	5,251	71	5.36
Federal funds sold, securities purchased under agreements
to resell and interest-bearing deposits due from banks	103,714	133	0.51	12,040	7	0.23
Loans and performing loans held for sale (2)	1,708,162	17,783	4.14	1,511,936	15,948	4.18
Total interest-earning assets	2,045,305	$20,045	3.90%	1,860,118	$19,048	4.06%
Non-interest-earning assets	150,527			153,001
Total assets	$2,195,832			$2,013,119

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$870,441	$539	0.25%	$733,365	$338	0.18%
Time deposits	223,794	331	0.59	241,427	396	0.65
Total savings and time deposits	1,094,235	870	0.32	974,792	734	0.30
Borrowings	15,000	66	1.76	42,783	94	0.88
Total interest-bearing liabilities	1,109,235	936	0.34	1,017,575	828	0.32
Demand deposits	851,099			779,215
Other liabilities	22,252			23,836
Total liabilities	1,982,586			1,820,626
Stockholders' equity	213,246			192,493
Total liabilities and stockholders' equity	$2,195,832			$2,013,119
Total cost of funds			0.19%			0.18%
Net interest rate spread			3.56%			3.74%
Net interest income/margin		19,109	3.72%		18,220	3.89%
Less tax-equivalent basis adjustment		(721)			(842)
Net interest income		$18,388			$17,378

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $483 and $692 in 2016 and 2015, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $238 and $150 in 2016 and 2015, respectively.

NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2016 and 2015
(unaudited, dollars in thousands)

	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$267,207	$7,180	3.59%	$345,958	$9,669	3.74%
Federal Reserve and Federal Home Loan Bank stock
and other investments	7,147	275	5.14	6,609	221	4.47
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	55,399	191	0.46	19,373	50	0.35
Loans and performing loans held for sale (2)	1,713,853	53,522	4.17	1,437,639	46,794	4.35
Total interest-earning assets	2,043,606	$61,168	4.00%	1,809,579	$56,734	4.19%
Non-interest-earning assets	158,015			142,691
Total assets	$2,201,621			$1,952,270

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$852,395	$1,562	0.24%	$707,786	$906	0.17%
Time deposits	226,115	1,015	0.60	230,211	1,043	0.61
Total savings and time deposits	1,078,510	2,577	0.32	937,997	1,949	0.28
Borrowings	78,203	474	0.81	78,464	310	0.53
Total interest-bearing liabilities	1,156,713	3,051	0.35	1,016,461	2,259	0.30
Demand deposits	815,346			723,650
Other liabilities	23,775			23,451
Total liabilities	1,995,834			1,763,562
Stockholders' equity	205,787			188,708
Total liabilities and stockholders' equity	$2,201,621			$1,952,270
Total cost of funds			0.21%			0.17%
Net interest rate spread			3.65%			3.89%
Net interest income/margin		58,117	3.80%		54,475	4.02%
Less tax-equivalent basis adjustment		(2,383)			(2,759)
Net interest income		$55,734			$51,716

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $1,669 and $2,327 in 2016 and 2015, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $714 and $432 in 2016 and 2015, respectively.

CONTACT:
Suffolk Bancorp
Investors and Press:
Brian K. Finneran, 631-208-2400
Executive Vice President & Chief Financial Officer